Exhibit 99.1

Alkermes Contacts:

For Investors: Sandy Coombs +1 781 609 6377

For Media: Katie Joyce +1 781 249 8927

Alkermes Announces Agreement with Sarissa Capital

Grants Sarissa Right to Designate Director to Alkermes’ Board

DUBLIN, April 30, 2021 – Alkermes plc (Nasdaq: ALKS) today announced that it has reached an agreement with Sarissa Capital Management LP (“Sarissa Capital”), a beneficial owner of approximately 5% of the company’s outstanding ordinary shares, pursuant to which Sarissa Capital has the right to designate a director to the company’s Board of Directors (the “Board”).

This agreement follows constructive dialogue between the parties related to the company’s strategic priorities and ongoing Board refreshment efforts. Alkermes initiated a robust board refreshment program two years ago and has since added four new independent directors to the Board. This agreement with Sarissa Capital is a continuation of those efforts.

“We view our Board as one of Alkermes’ strategic assets. We value the opinions and input of Sarissa Capital and our other shareholders in identifying qualifications for new directors to help advance our business strategy to create shareholder value,” said Richard Pops, Chief Executive Officer and Chairman of Alkermes. “Our considerable and thoughtful board refreshment efforts over the last two years demonstrate our commitment to maintaining a strong, independent board with expertise and skills to develop and support our strategic priorities.”

Alex Denner, Ph.D., Founder and Chief Investment Officer of Sarissa Capital, stated, “Alkermes has attractive and underappreciated assets that can drive meaningful value creation. We look forward to working with the Board to focus on optimal capital allocation and operational excellence and to create shareholder value.”

About Alkermes plc

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on addiction and schizophrenia, and a pipeline of product candidates in development for schizophrenia, bipolar I disorder, neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Important Additional Information

The company intends to file a definitive proxy statement, accompanying proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the company’s 2021 annual general meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com.

The company, its directors and certain of its executive officers are considered participants in the solicitation of proxies from shareholders in respect of the company’s 2021 annual general meeting of shareholders. Information regarding the names of such participants and their respective interests in the company by security holdings or otherwise is set forth in the company’s definitive proxy statement for the company’s 2020 annual general meeting of shareholders, filed with the SEC on April 3, 2020, the company’s Form 10-K/A for the year ended Dec. 31, 2020, filed with the SEC on April 29, 2021, and in Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, by security holdings or otherwise, will also be included in the definitive proxy statement for the company’s 2021 annual general meeting of shareholders and other relevant materials to be filed with the SEC, if and when they become available.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the company’s ability to create value for its shareholders.

The company cautions that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2020 and in subsequent filings made by the company with the SEC, which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.